Exhibit 10.1

June 22, 2006

To:	MedImmune, Inc.

One MedImmune Way

Gaithersburg, MD 20878

Attn: Mr. Tim Pearson, Vice President Finance and Treasurer

Telephone: (301) 398-4470

Facsimile: (301) 398-9470

From:	UBS AG, London Branch

c/o UBS Securities LLC

299 Park Avenue

New York, NY 10171

Attn: Adam Frieman

Telephone: (212) 821-2100

Facsimile: (212) 821-4610

Re:	Issuer Warrant Transaction

(UBS Reference Number:__________________)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between UBS AG, London Branch (“Dealer”) represented by UBS Securities LLC (“Agent”) as its agent, and MedImmune, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 22, 2006
Effective Date:	June 28, 2006, subject to Section 8(m) below
Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European
Warrant Type:	Call
Seller:	Issuer
Buyer:	Dealer
Shares:	The Common Stock of Issuer, par value USD 0.01 per share (Ticker Symbol: “MEDI”).
Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.
Warrant Entitlement:	One Share per Warrant
Strike Price:	USD47.67
Premium:	USD30,175,000 (Premium per Warrant approximately USD4.0276)
Premium Payment Date:	The Effective Date
Exchange:	NASDAQ National Market System
Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time
Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means December 8, 2011. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the 2002 Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:

Applicable; and means that each Warrant not previously exercised under the Transaction will be deemed to be automatically exercised at the Expiration Time on the Expiration Date unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number

and Telex and/or Facsimile Number

and Contact Details for purpose of

Giving Notice:	Attn: Mr. Tim Pearson, Vice President Finance and Treasurer

Telephone: (301) 398-4470

Facsimile: (301) 398-9470

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD
Net Share Settlement:

On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of Issuer or Dealer based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such VWAP Price.

VWAP Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MEDI <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the VWAP Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Dividend:	Any cash dividend on the shares with an ex-dividend date occurring during the period from and including the Trade Date, to but excluding the last Expiration Date.

Extraordinary Events:

Consequences of Merger Events:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment
(b)

Share-for-Other:                                    Cancellation and Payment (Calculation Agent Determination) or Modified Calculation Agent Adjustment, at the election of Buyer, it being understood that Buyer shall have the option to elect for Cancellation and Payment (Calculation Agent Determination) to apply to a portion of the Transaction and for Modified Calculation Agent Adjustment to apply to a portion of the Transaction.

(c)	Share-for-Combined:	Component Adjustment (Calculation Agent Determination)
Tender Offer:	Applicable

Consequences of Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment
(b)	Share-for-Other: Cancellation and Payment (Calculation Agent Determination) or Modified Calculation Agent Adjustment, at the election of

Buyer, it being understood that Buyer shall have the option to elect for Cancellation and Payment (Calculation Agent Determination) to apply to a portion of the Transaction and for Modified Calculation Agent Adjustment to apply to a portion of the Transaction.

(c)	Share-for-Combined:	Component Adjustment (Calculation Agent Determination)

Nationalization, Insolvency

or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange; and provided further that the definition of “Delisting” in Section 12.6 (a)(iii) of the Equity Definitions shall be deemed to be amended by adding “, subject to no further conditions,” after the word “will.”

Additional Disruption Events:

(a)	Change in Law:	Applicable
(b)	Failure to Deliver:	Applicable
(c)	Insolvency Filing:	Applicable
(d)	Hedging Disruption:	Applicable
(e)	Increased Cost of Hedging:	Not Applicable
(f)	Loss of Stock Borrow:	Not Applicable
(g)	Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	0.25% per annum
Hedging Party:	Buyer for all applicable Additional Disruption Events
Determining Party:	Buyer for all applicable Additional Disruption Events
Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable provided, however, that Agreements and Acknowledgments Regarding Hedging Activities shall be subject to the other respective representations, warranties and agreements set forth herein.
Additional Acknowledgments:	Applicable
3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:
UBS AG Stamford
SWIFT:	UBSWUS33XXX
Bank Routing: 026-007-993

Account Name: UBS AG, London Branch

Account No. : 101-WA-140007-000

	Issuer Payment Instructions:	To be provided by Issuer.
5.	Offices:

The Office of Dealer for the Transaction is:

UBS AG

100 Liverpool Street

London EC2M 2RH

United Kingdom

Telephone:	+44 207 568 0687
Facsimile:	+44 207 568 9895/6

The Office of Issuer for the Transaction is: N/A

For the purpose of Section 10(c) of the Agreement, neither party is a Multibranch Party.

6.	Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Issuer:
	To:	MedImmune, Inc.
One MedImmune Way
Gaithersburg, MD 20878
	Attn:	Mr. Tim Pearson, Vice President Finance and Treasurer
	Telephone:	(301) 398-4470
	Facsimile:	(301) 398-9470

(b)	Address for notices or communications to Dealer:
	To:	UBS AG, London Branch
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
	Attn:	Adam Frieman
	Telephone:	(212) 821-2100
	Facsimile:	(212) 821-4610

With a copy to:

To:	Equities Legal Department
677 Washington Boulevard
Stamford, CT 06901
Attn:	David Kelly and Gordon Kiesling
Telephone:	(203) 719-0268
Facsimile:	(203) 719-5627

and:

To:	Equities Volatility Trading
677 Washington Boulevard
Stamford, CT 06901
Attn:	Namuk Cho and Bennett Lieberman
Telephone:	(203) 719-7330
Facsimile:	(203) 719-7910

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date, (A) the Issuer is not aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), taken together with the preliminary offering memorandum and pricing term sheet related to the Convertible Notes, do not contain any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. “Convertible Notes” mean the 1.375% Convertible Notes due July 15, 2011 issued by the Issuer pursuant to an Indenture to be dated June 28, 2006 between the Issuer and The Bank of New York, as trustee.

(ii)           Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project. The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF 00-19.

(iii)          Prior to the Trade Date, (x) Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction, an executed U.S. Internal Revenue Service Form W-9 (or successor thereto) (the “Issuer Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Issuer, and such other certificate or certificates as Dealer shall reasonably request and (y) Dealer shall deliver to Issuer an executed U.S. Internal Revenue Services Form W-8BEN, W-8ECI or W-9 (as appropriate) (or successor thereto) (the “Dealer Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Dealer. Issuer shall deliver a new Issuer Tax Form (1) as soon as practicable upon learning that any such form previously provided by Issuer has become obsolete or incorrect, and (2) as soon as practicable upon reasonable demand by Dealer. Dealer shall deliver a new Dealer Tax Form (1) as soon as practicable upon learning that any such form previously provided by Dealer has become obsolete or incorrect, and (2) as soon as practicable upon reasonable demand by Issuer.

(iv)          Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)            Issuer is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)          On the Trade Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii)         Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii)        The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of the Trade Date between Issuer and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the Initial Purchasers party thereto are true and correct in all material respects.

(ix)          Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)           Each of Buyer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Issuer agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Issuer shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, Issuer shall owe Buyer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. If, in the reasonable opinion of counsel to Issuer or Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

(b)           Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 above. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) (x) unless, if Dealer reasonably concludes based on advice of counsel that such registration statement is necessary for resales of the Shares or Share Termination Delivery Units, as the case may be, to comply with all applicable securities laws, it has used its reasonable best efforts to cause a registration statement covering all Shares or Share Termination Delivery Units to have become effective and (y) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by Dealer (or any such affiliate of Dealer). (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.); provided further that Buyer may, at its option, extend the period referred to in clause (x) above for such further period or periods as it may elect, in its discretion.

(ii)	If Issuer makes the election described in clause (b)(i)(A) above:

(A)          Buyer (or an Affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer or such Affiliate, as the case may be, in its discretion; and

(B)          Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to Buyer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Buyer (provided that such fees and expenses of counsel for Buyer shall not exceed $200,000 in the aggregate), and shall provide for the Issuer to use its reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)	If Issuer makes the election described in clause (a)(i)(B) above:

(A)          Buyer (or an Affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Buyer or such Affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B)          Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Buyer or such Affiliate and the private resale of such shares by Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Buyer (provided that such fees and expenses of counsel for Buyer shall not exceed $200,000 in the aggregate), shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares (it being understood that Issuer shall have no obligation hereunder in respect of any expenses, including fees and expenses of counsel, of any purchaser of such Shares or Share Termination Delivery Units, as the case may be); and

(C)          Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) unless otherwise prohibited by law, may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(k) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(c)           Make-whole Shares. If (x) Issuer elects to deliver Share Termination Delivery Units pursuant to paragraph (a) of this Section 8 or (y) Issuer makes the election described in clause (b)(i)(B) of this Section 8, then Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Payment Obligation (in the case of clause (x), or in the case that both clause (x) and clause (y) apply) or the Freely Tradeable Value (in the case that only clause (y) applies)(such amount of the Payment Obligation or Freely Tradeable Value, as the case may be, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e). Without limiting any of the obligations of the Issuer under this Section 8(c), the Buyer may from time to time demand that the Issuer use its reasonable best efforts to cause a registration statement covering all Shares or Share Termination Delivery Units to have become effective, whether such Shares or Share Termination Delivery Units have been or are yet to be delivered to the Buyer.

(d)           Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Buyer be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer or any entity that directly or indirectly controls Buyer (collectively, “Buyer Group”) would be equal to or greater than 7.5% or more of the outstanding Shares. If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Buyer gives notice to Issuer that such delivery would not result in Buyer Group directly or indirectly so beneficially owning in excess of 7.5% of the outstanding Shares.

(e)           Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver a Number of Shares in connection with the Transaction in excess of twice the aggregate Number of Warrants hereunder (the “Capped Number”). Issuer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes and unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of

Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f)            Equity Rights. Buyer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(g)           Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions and to the Agreement:

(i)           The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”

(ii)         Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and

(iii)        Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Buyer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”.

(h)           Transfer and Assignment. Buyer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Issuer.

(i)            Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(j)            Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.

(k)           Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(k)) or any other agreement between the parties to the contrary, (i) Issuer shall not net or set off its obligations under the Transaction against its rights against Buyer under any other transaction or instrument; and (ii) Buyer shall not net or set off its rights under the Transaction against its obligations to Issuer under any other transaction or instrument.

(l)            Additional Termination Event. If within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, Buyer reasonably determines based on advice of counsel that it is advisable to terminate a portion of the Transaction so that Buyer's related hedging activities will comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

(m)          Effectiveness. If, prior to the Effective Date, Buyer reasonably determines that it is advisable to cancel the Transaction because of concerns that Buyer's related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(n)           Amendment. If the Initial Purchasers (as such term is defined in the Purchase Agreement) party to the Purchase Agreement exercise their right to receive additional Convertible Notes pursuant to the Initial Purchasers’ option to purchase additional Convertible Notes, then, Dealer and the Issuer will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes on substantially identical terms, including pricing, as this Confirmation (such additional confirmation or amendment to this Confirmation to provide for the payment by Dealer to Issuer of the additional premium related thereto).

(o)	ISDA Master Agreement Elections. For the purpose of Section 13(c) of the Agreement,

Issuer appoints as its Process Agent: Not applicable

Dealer appoints as its Process Agent: Agent

(p)           Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that the recordings may be submitted in evidence in any Proceedings.

(q)           Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r)            Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s)           Role of Agent. Each party agrees and acknowledges that (i) Agent is acting as agent for both parties but does not guarantee the performance of either party and neither Dealer nor Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent is not a member of the Securities Investor Protection Corporation; (iii) Agent, Dealer and Issuer each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer or Agent, as the case may, as principal for its own account; (iv) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Warrants, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Issuer; and (v) Agent is hereby authorized to act as agent for Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Warrants described hereunder.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Risk Management (Corporates), Facsimile No. (212) 821-4610.

Yours faithfully,

UBS AG, LONDON BRANCH

By:	/s/: Dmitriy Mandel

Name: Dmitriy Mandel

Title: Managing Director

By:	/s/: Brian Ward

Name: Brian Ward

Title: Executive Director

UBS SECURITIES LLC, as agent

By:	/s/: Dmitriy Mandel

Name: Dmitriy Mandel

Title: Managing Director

By:	/s/: Brian Ward

Name: Brian Ward

Title: Executive Director

Agreed and Accepted By:

MEDIMMUNE, INC.

By:	/s/: Lota S. Zoth

Name: Lota S. Zoth

Title: Senior Vice President and Chief Executive Officer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date

1	249,732	October 13, 2011
2	249,732	October 14, 2011
3	249,732	October 17, 2011
4	249,732	October 18, 2011
5	249,732	October 19, 2011
6	249,732	October 20, 2011
7	249,732	October 21, 2011
8	249,732	October 24, 2011
9	249,732	October 25, 2011
10	249,732	October 26, 2011
11	249,732	October 27, 2011
12	249,732	October 28, 2011
13	249,732	October 31, 2011
14	249,732	November 1, 2011
15	249,732	November 2, 2011
16	249,733	November 3, 2011
17	249,733	November 4, 2011
18	249,733	November 7, 2011
19	249,733	November 8, 2011
20	249,733	November 9, 2011
21	249,733	November 10, 2011
22	249,733	November 14, 2011
23	249,733	November 15, 2011
24	249,733	November 16, 2011
25	249,733	November 17, 2011
26	249,733	November 18, 2011
27	249,733	November 21, 2011
28	249,733	November 22, 2011
29	249,733	November 23, 2011
30	249,733	November 28, 2011